August 2011
Pricing Sheet dated August 25, 2011 relating to	Filed pursuant to Rule 433
Terms Supplement No. 9 dated August 23, 2011 to	Registration Statement No. 333-164694
Product Supplement No. 3 dated January 14, 2011 and
Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

PLUS Based on the Value of the S&P 500® Index due September 28, 2012
Performance Leveraged Upside SecuritiesSM

FINAL TERMS – August 25, 2011
Issuer:	Eksportfinans
Maturity date:	September 28, 2012
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,145,000
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,159.27, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	September 25, 2012, subject to adjustment for non-index business days and certain market disruption events
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.70 per PLUS (117% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	August 25, 2011
Original issue date:	August 30, 2011 (3 business days after the pricing date)
CUSIP:	61760P866
ISIN:	US61760P8665
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$3,145,000.00	$62,900.00	$3,082,100.00

(1)	Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each PLUS they sell. For additional information, see “Supplemental Plan of Distribution” in the accompanying Product Supplement No. 3.

 “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been or will be licensed for use by Eksportfinans ASA. See “Underlying Indices and Underlying Index Publishers Information— S&P 500® Index” in product supplement no. 3. The PLUS are not sponsored, endorsed, sold or promoted by Standard & Poor's Financial Services LLC, and Standard & Poor's Financial Services LLC makes no representation regarding the advisability of investing in the PLUS.

“Performance Leveraged Upside Securities” and “PLUS” are the service marks of Morgan Stanley

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 9 dated August 23, 2011

Product Supplement No. 3 dated January 14, 2011	Prospectus Supplement and Prospectus dated February 4, 2010

MORGAN STANLEY

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents relating to these offerings the Issuer has filed with the SEC for more complete information about the Issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.